EXHIBIT 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of Aquila Biopharmaceuticals, Inc. (the "Company") on Form S-3 to register 1,919,000 shares of common stock, par value $.01 per share of our report, dated February 25, 1998, on our audits of the financial statements of Aquila Biopharmaceuticals, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Company's 1997 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."

                                               /s/ Coopers & Lybrand L.L.P.

     Boston, Massachusetts
     May 5, 1998